Exhibit 99.1

SAIC Announces Third Quarter of Fiscal Year 2018 Results

Book-to-bill ratio of approximately 2.3, highest ratio in Company history
Revenues: $1.1 billion
Diluted earnings per share: $0.98
Net income: $43 million
Adjusted EBITDA(1) as a % of revenues: 7.4%
Cash flows provided by operating activities: $80 million
RESTON, VA, December 7, 2017—Science Applications International Corporation (NYSE: SAIC), a leading technology integrator providing full life-cycle services and solutions in the technical, engineering, intelligence, and enterprise information technology markets, today announced results for the third quarter ended November 3, 2017.
“SAIC’s third quarter performance delivers on the expectations of revenue growth and improved profitability,” said SAIC CEO Tony Moraco. "In addition to the continued strong business development results, I am encouraged by the ongoing actions to align operations to our long-term strategy to drive the future success of the company."
Third Quarter of Fiscal Year 2018: Summary Operating Results

	Three Months Ended				Nine Months Ended
	November 3, 2017	Percent change		November 4, 2016	November 3, 2017	Percent change		November 4, 2016
	(in millions, except per share amounts)
Revenues	$1,145	3%		$1,114	$3,326	(3)%		$3,424
Operating income	72	(3)%		74	194	(8)%		210
Operating income as a percentage of revenues	6.3%	-30	bps	6.6%	5.8%	-30	bps	6.1%
Adjusted operating income(1)	73	(1)%		74	197	(10)%		220
Adjusted operating income as a percentage of revenues	6.4%	-20	bps	6.6%	5.9%	-50	bps	6.4%
Net income	43	2%		42	128	14%		112
EBITDA(1)	84	(2)%		86	227	(9)%		249
EBITDA as a percentage of revenues	7.3%	-40	bps	7.7%	6.8%	-50	bps	7.3%
Adjusted EBITDA(1)	85	(1)%		86	230	(11)%		257
Adjusted EBITDA as a percentage of revenues	7.4%	-30	bps	7.7%	6.9%	-60	bps	7.5%
Diluted earnings per share	$0.98	8%		$0.91	$2.86	18%		$2.43
Net cash provided by operating activities	$80	(48)%		$153	$133	(37)%		$211
Free cash flow(1)	$72	(52)%		$150	$118	(41)%		$200

(1)Non-GAAP measure, see Schedule 5 for information about this measure.

Revenues for the quarter increased $31 million, or 3%, compared to the prior year quarter primarily due to higher revenue on new contracts supporting NASA, the U.S. Army and the Environmental Protection Agency (EPA) ($56 million), partially offset by the completion of contracts and other net decreases across our portfolio. These decreases include the loss of an IT integration contract supporting the Department of Homeland Security (DHS) ($14 million). The Company’s internal revenue growth(1) for the third quarter was 3.0%.
Operating income as a percentage of revenues decreased to 6.3% of revenues, compared to 6.6% for the prior year quarter, primarily due to lower profit from a higher volume of cost reimbursable contracts and higher material cost mix.
Net income for the quarter increased $1 million from the comparable prior year period primarily due to lower interest expense as a result of refinancing our long-term debt in the prior year ($3 million, net of tax) partially offset by an increase in the effective tax rate.
Adjusted EBITDA(1) as a percentage of revenues for the quarter was 7.4%, compared to 7.7% for the prior year quarter due primarily to lower profit from a higher volume of cost reimbursable contracts and higher material cost mix.
Diluted earnings per share was $0.98 for the quarter. Diluted earnings per share was positively impacted by $0.05 during the quarter due to the adoption of ASU 2016-09 at the beginning of the fiscal year. The weighted-average diluted shares outstanding during the quarter was 44.2 million shares.
Cash Generation and Capital Deployment
Total cash flows provided by operating activities for the third quarter were $80 million. The $73 million decrease in cash provided by operating activities compared to the prior year quarter was primarily due to delayed customer collections ($69 million) and a prior year return of working capital investment in Marine Corps platform integration and IT services programs ($24 million), partially offset by a decrease in payments for trade-related payables due to normal fluctuations in the timing of activity ($22 million).
During the quarter SAIC deployed $59 million of capital, consisting of $39 million in plan share repurchases (562 thousand shares) under SAIC’s previously announced share repurchase program, $12 million in cash dividends and a $8 million term loan repayment.
New Business Awards
Net bookings for the quarter were approximately $2.6 billion, which reflects a book-to-bill ratio of approximately 2.3, and marks the second quarter in a row SAIC has set a new record for highest quarterly bookings. SAIC’s estimated backlog of signed business orders at the end of the quarter was approximately $10.7 billion of which $2.6 billion was funded.
SAIC was awarded the following contracts during the quarter:
Notable Protect Awards (maintaining our existing contract base):
U.S. Army Software Engineering Directorate (SED): The General Services Administration (GSA), on behalf of the Army SED, awarded SAIC the Battlefield Systems task order to help deploy new technologies to warfighters in the field and provide systems engineering and computer resource engineering services to SED, the Aviation and Missile Research, Development, and Engineering Center (AMRDEC), and the Army Research, Development and Engineering Command (USA RDECOM). The task order has a one-year period of performance, two one-year options, and is worth approximately $970 million, if all options are exercised.
U.S. Department of Agriculture (USDA): The USDA awarded SAIC a task order to provide the Farm Service Agency (FSA) with end-to-end web application development and maintenance services in support of the Conservation Reserve Program and other FSA-administered conservation-related programs. The single-award task order has a one-year base period of performance, four one-year options, and a total contract award value of approximately $43 million, if all options are exercised.

(1)Non-GAAP measure, see Schedule 5 for information about this measure.

U.S. Naval Surface Warfare Center Dahlgren: SAIC was awarded a task order to provide systems engineering and training analysis services to the Center for Surface Combat Systems (CSCS). SAIC engineers and analysts will continue to monitor the development of new combat system capabilities and work with CSCS to integrate these systems into maintenance and operator training curriculum. The task order has a one-year base period of performance, four one-year options, and is worth approximately $49 million, if all options are exercised.
Notable Expand Awards (selling new services & solutions to existing customers):
U.S. Army Tank Automotive Research, Development and Engineering Center (TARDEC): TARDEC awarded a Defense Automotive Technologies Consortium (DATC)-group led by SAIC a task order to assist in the development of a next generation combat vehicle - experimental prototype (NGCV-EP). SAIC and teammates shall serve as collaborative partners with TARDEC in the research, design, development, refinement, build, integration and demonstration of two identical combat vehicle demonstrator NGCV-EP platforms. The task order has an eight-year term and is valued at approximately $237 million.
USDA: The USDA awarded SAIC the Information Technology Governance, Management, Strategy and Security blanket purchase agreement to provide enterprise architecture and security support services that will streamline and standardize architectures and roadmaps across the USDA. The multiple-award agreement, awarded under GSA’s IT Schedule 70 contract vehicle, has a five year period of performance, and a ceiling value of $250 million for all awardees. SAIC is one of two awardees.
USDA: The USDA awarded SAIC a task order to provide the FSA with support services to the agency’s price support programs enabling the delivery of a variety of loan programs for America’s crop and dairy producers. The single-award task order has a one-year base period of performance, four one-year options, and a total contract award value of approximately $43 million, if all options are exercised.
Notable Grow Awards (selling services & solutions to new customers):
U.S. Cyber Command (USCYBERCOM): USCYBERCOM awarded SAIC a task order to support the Directorate of Operations (J3) Joint Operations Center and Special Programs in securing, operating, and defending the Department of Defense Information Network (DODIN) by coordinating, synchronizing, and de-conflicting DOD cyber forces and cyberspace operations. The task order has a one-year base period of performance, four one-year option periods, and is worth approximately $93 million, if all options are exercised.
The Commonwealth of Virginia: Virginia selected SAIC to serve as a multi-sourcing service integrator (MSI) to provide an innovative approach to assist the Virginia Information Technologies Agency (VITA) with modernizing the state’s technology infrastructure. The single-award contract has a five-year base period of performance, two, two-year options, and a potential value of approximately $272 million, if all options are exercised.
Webcast Information
SAIC management will discuss operations and financial results in an earnings conference call beginning at 5 p.m. Eastern time on December 7, 2017. The conference call will be webcast simultaneously to the public through a link on the Investor Relations section of the SAIC website (http://investors.saic.com). We will be providing webcast access only – “dial-in” access is no longer available. Additionally, a supplemental presentation will be available to the public through links to the Investor Relations section of the SAIC website. After the call concludes, an on-demand audio replay of the webcast can be accessed on the Investor Relations website.
About SAIC
SAIC is a premier technology integrator providing full life cycle services and solutions in the technical, engineering, intelligence, and enterprise information technology markets. SAIC is Redefining Ingenuity through its deep customer and domain knowledge to enable the delivery of systems engineering and integration offerings for large, complex projects. SAIC’s more than 15,000 employees are driven by integrity and mission focus to serve customers in the U.S. federal government. Headquartered in Reston, Virginia, SAIC has annual revenues of approximately $4.5 billion. For more information, visit saic.com. For ongoing news, please visit our newsroom.

Contacts
Investor Relations: Shane Canestra, +1.703.676.2720, shane.p.canestra@saic.com
Media: Lauren Presti, +1.703.676.8982, lauren.a.presti@saic.com
Forward-Looking Statements
Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “guidance,” and similar words or phrases. Forward-looking statements in this release may include, among others, estimates of future revenues, operating income, earnings, earnings per share, charges, total contract value, backlog, outstanding shares and cash flows, as well as statements about future dividends, share repurchases and other capital deployment plans. Such statements are not guarantees of future performance and involve risk, uncertainties and assumptions, and actual results may differ materially from the guidance and other forward-looking statements made in this release as a result of various factors. Risks, uncertainties and assumptions that could cause or contribute to these material differences include those discussed in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our Annual Report on Form 10-K, as updated in any subsequent Quarterly Reports on Form 10-Q and other filings with the SEC, which may be viewed or obtained through the Investor Relations section of our website at www.saic.com or on the SEC’s website at www.sec.gov. Due to such risks, uncertainties and assumptions you are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. SAIC expressly disclaims any duty to update any forward-looking statement provided in this release to reflect subsequent events, actual results or changes in SAIC’s expectations. SAIC also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

Schedule 1:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED AND CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Nine Months Ended
	November 3, 2017	November 4, 2016	November 3, 2017	November 4, 2016
(in millions, except per share amounts)
Revenues	$1,145	$1,114	$3,326	$3,424
Cost of revenues	1,036	1,000	3,022	3,084
Selling, general and administrative expenses	37	40	110	130
Operating income	72	74	194	210
Interest expense	11	15	32	41
Other (income) expense, net	(1)	—	(1)	—
Income before income taxes	62	59	163	169
Provision for income taxes	(19)	(17)	(35)	(57)
Net income	$43	$42	$128	$112
Weighted-average number of shares outstanding:
Basic	43.2	44.2	43.5	44.6
Diluted	44.2	45.6	44.8	46.0
Earnings per share:
Basic	$0.99	$0.95	$2.94	$2.51
Diluted	$0.98	$0.91	$2.86	$2.43
Cash dividends declared and paid per share	$0.31	$0.31	$0.93	$0.93

Schedule 2:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED AND CONSOLIDATED BALANCE SHEETS
(Unaudited)

	November 3, 2017	February 3, 2017
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$125	$210
Receivables, net	717	539
Inventory, prepaid expenses and other current assets	134	152
Total current assets	976	901
Goodwill	863	863
Intangible assets, net	184	200
Property, plant, and equipment, net	61	60
Other assets	17	18
Total assets	$2,101	$2,042
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$490	$432
Accrued payroll and employee benefits	203	158
Long-term debt, current portion	37	25
Total current liabilities	730	615
Long-term debt, net of current portion	994	1,022
Other long-term liabilities	55	51
Total equity	322	354
Total liabilities and equity	$2,101	$2,042

Schedule 3:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED AND CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended		Nine Months Ended
	November 3, 2017	November 4, 2016	November 3, 2017	November 4, 2016
	(in millions)
Cash flows from operating activities:
Net income	$43	$42	$128	$112
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11	13	33	41
Stock-based compensation expense	6	7	21	25
Excess tax benefits from stock-based compensation	—	(6)	—	(15)
Loss on extinguishment of debt	—	2	—	2
Increase (decrease) resulting from changes in operating assets and liabilities:
Receivables	(78)	39	(178)	19
Inventory, prepaid expenses and other current assets	(21)	6	17	(13)
Other assets	1	—	1	(1)
Accounts payable and accrued liabilities	70	9	62	4
Accrued payroll and employee benefits	47	37	45	33
Other long-term liabilities	1	4	4	4
Net cash provided by operating activities	80	153	133	211
Cash flows from investing activities:
Expenditures for property, plant, and equipment	(8)	(3)	(15)	(11)
Asset acquisition	—	(2)	—	(2)
Net cash used in investing activities	(8)	(5)	(15)	(13)
Cash flows from financing activities:
Dividend payments to stockholders	(12)	(14)	(40)	(41)
Principal payments on borrowings	(33)	(210)	(42)	(236)
Issuances of stock	1	1	4	3
Stock repurchased and retired or withheld for taxes on equity awards	(43)	(49)	(148)	(137)
Excess tax benefits from stock-based compensation	—	6	—	15
Disbursements for obligations assumed from Scitor acquisition	—	(2)	(2)	(5)
Proceeds from borrowings	—	209	25	209
Deferred financing costs	—	(2)	—	(2)
Net cash flows used in financing activities	(87)	(61)	(203)	(194)
Net (decrease) increase in cash, cash equivalents and restricted cash	(15)	87	(85)	4
Cash, cash equivalents and restricted cash at beginning of period	148	126	218	209
Cash, cash equivalents and restricted cash at end of period	$133	$213	$133	$213

Schedule 4:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
BACKLOG
(Unaudited)

The estimated value of our total backlog as of the dates presented was:

	November 3, 2017	August 4, 2017	February 3, 2017
	(in millions)
Funded backlog	$2,609	$1,805	$1,811
Negotiated unfunded backlog	8,135	7,436	6,209
Total backlog	$10,744	$9,241	$8,020
Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts and task orders as work is performed and excludes contract awards which have been protested by competitors until the protest is resolved in our favor. SAIC segregates backlog into two categories, funded backlog and negotiated unfunded backlog. Funded backlog for contracts with government agencies primarily represents contracts for which funding is appropriated less revenues previously recognized on these contracts, and does not include the unfunded portion of contracts where funding is incrementally appropriated or authorized by the U.S. government and other customers even though the contract may call for performance over a number of years. Funded backlog for contracts with non-government agencies represents the estimated value of contracts which may cover multiple future years under which SAIC is obligated to perform, less revenues previously recognized on these contracts. Negotiated unfunded backlog represents the estimated future revenues to be earned from negotiated contracts for which funding has not been appropriated or authorized, and unexercised priced contract options. Negotiated unfunded backlog does not include any estimate of future potential task orders expected to be awarded under indefinite delivery, indefinite quantity (IDIQ), U.S. General Services Administration (GSA) schedules or other master agreement contract vehicles.

Schedule 5:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

This schedule describes the non-GAAP financial measures included in this earnings release. While we believe that these non-GAAP financial measures may be useful in evaluating our financial information, they should be considered as supplemental in nature and not as a substitute for financial information prepared in accordance with GAAP. Reconciliations, definitions, and how we believe these measures are useful to management and investors are provided below. Other companies may define similar measures differently.
Internal Revenue Growth

	Three Months Ended	Nine Months Ended
	November 3, 2017
	(in millions)
Prior year period's revenues, as reported	$1,114	$3,424
Prior year period's revenues performed by former Parent	(2)	(8)
Estimated impact of 53rd week	—	(88)
Revenues of acquired business for the pre-acquisition prior year period	—	—
Prior year period's revenues, as adjusted	1,112	3,328
Current year revenues, as reported	1,145	3,326
Internal revenue growth (contraction)(1)	$33	$(2)
Internal revenue growth (contraction)(1) percentage	3.0%	(0.1)%

We utilize internal revenue growth (or internal revenue contraction if negative) to evaluate revenue growth. Internal revenue growth is calculated by comparing our reported revenues for the current year to the reported revenues for the prior year comparable period adjusted to include any pre-acquisition historical revenues of acquired businesses. We also adjust current and prior year revenue to exclude the impact of revenue performed by our former parent company, Leidos Holdings, Inc. (“former Parent”) since revenues on pre-separation joint work are recorded equal to cost and are expected to decline over time. For fiscal 2017, a 53-week fiscal year, we have also adjusted revenue to exclude the estimated impact of the additional week in order to facilitate comparison to the current year period. We estimate the revenue impact of the additional week by dividing the first quarter fiscal 2017 revenues by the number of days in the first quarter and multiplying that amount by the number of additional days in the first quarter of fiscal 2017. We believe that adjusting prior year revenues to reflect the impact of the additional week improves comparability since differences in the number of days generally have a direct impact on the amount of revenues earned during the respective periods. We believe that internal revenue growth provides management and investors with useful information in assessing trends on how successful the Company has been in growing revenues as we develop our base business and access new markets and capabilities provided by acquisitions.

(1)Non-GAAP measure, see above for definition.

Schedule 5 (continued):
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES (continued)
(Unaudited)

EBITDA, Adjusted EBITDA and Adjusted Operating Income

	Three Months Ended		Nine Months Ended
	November 3, 2017	November 4, 2016	November 3, 2017		November 4, 2016
	(in millions)
Net income	$43	$42	$128		$112
Interest expense	11	15	32		41
Provision for income taxes	19	17	35		57
Depreciation and amortization	11	12	32	39	39
EBITDA(1)	$84	$86	$227		$249
EBITDA as a percentage of revenues	7.3%	7.7%	6.8%		7.3%
Restructuring costs	1	—	3		—
Acquisition and integration costs	—	—	—		10
Depreciation included in acquisition and integration costs	—	—	—		(2)
Adjusted EBITDA(1)	$85	$86	$230		$257
Adjusted EBITDA as a percentage of revenues	7.4%	7.7%	6.9%		7.5%

Operating income	$72	$74	$194		$210
Operating income as a percentage of revenues	6.3%	6.6%	5.8%		6.1%
Restructuring costs	1	—	3		—
Acquisition and integration costs	—	—	—		10
Adjusted operating income(1)	$73	$74	$197		$220
Adjusted operating income as a percentage of revenues	6.4%	6.6%	5.9%		6.4%

EBITDA is a performance measure that is calculated by taking net income and excluding interest expense, provision for income taxes, and depreciation and amortization. Adjusted EBITDA and adjusted operating income are performance measures that exclude restructuring and acquisition and integration costs that we do not consider to be indicative of our ongoing operating performance. The restructuring costs excluded relate to the Company's plan to restructure certain aspects of its operations. This is the only significant restructuring since we began operating as an independent company over four years ago. The acquisition and integration costs relate to the Company’s significant acquisition of Scitor.
We believe that these performance measures provide management and investors with useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding the long-term financial performance of the Company.

(1)Non-GAAP measure, see above for definition.

Schedule 5 (continued):
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES (continued)
(Unaudited)

Free Cash Flow

	Three Months Ended		Nine Months Ended
	November 3, 2017	November 4, 2016	November 3, 2017	November 4, 2016
	(in millions)
Net cash provided by operating activities	$80	$153	$133	$211
Expenditures for property, plant, and equipment	(8)	(3)	(15)	(11)
Free cash flow(1)	$72	$150	$118	$200

Free cash flow is calculated by taking cash flows provided by operating activities less expenditures for property, plant, and equipment. We believe that free cash flow provides management and investors with useful information in assessing trends in our cash flows and in comparing them to other peer companies, many of whom present a similar non-GAAP liquidity measure. This measure should not be considered as a measure of residual cash flow available for discretionary purposes.

(1)Non-GAAP measure, see above for definition.